As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-180615

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BLOOMIN’ BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	20-8023465
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2202 North West Shore Boulevard, Suite 500 Tampa, Florida 33607 (813) 282-1225 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph J. Kadow

Executive Vice President and Chief Legal Officer

Bloomin’ Brands, Inc.

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607

(813) 282-1225

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John M. Gherlein Janet A. Spreen Baker & Hostetler LLP PNC Center 1900 East 9th Street Cleveland, Ohio 44114 Telephone: (216) 621-0200 Facsimile: (216) 696-0740	Keith F. Higgins Marko S. Zatylny Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199-3600 Telephone: (617) 951-7000 Facsimile: (617) 951-7050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  333-180615

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-180615), declared effective by the Securities and Exchange Commission on August 7, 2012. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

Part II

Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibits

5.1	Opinion of Baker & Hostetler LLP

23.3	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 9, 2012.

BLOOMIN’ BRANDS, INC.

By:	/s/ Elizabeth A. Smith
Name:	Elizabeth A. Smith
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Elizabeth A. Smith Elizabeth A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2012

* David J. Deno	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2012

* Chris T. Sullivan	Director	August 9, 2012

* Robert D. Basham	Director	August 9, 2012

* Andrew B. Balson	Director	August 9, 2012

* J. Michael Chu	Director	August 9, 2012

Signature	Title	Date

* Philip H. Loughlin	Director	August 9, 2012

* Mark E. Nunnelly	Director	August 9, 2012

* John J. Mahoney	Director	August 9, 2012

*BY:	/s/ Joseph J. Kadow
Joseph J. Kadow, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5.1	Opinion of Baker & Hostetler LLP

23.3	Consent of Baker & Hostetler LLP (included in the opinion to be filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney

*	Previously filed